EXHIBIT 10.4

MASTER LICENSE AGREEMENT

between

PureDepth Limited

and

PureDepth, Inc.

Table of Contents

1.	Definitions and Construction	1

2.	Grant of License	3

3.	Commencement of License	3

4.	Payment of License Fee and Revenue Fee	3

5.	Covenants and Acknowledgments of the Licensee	4

6.	Intellectual Property Improvements	4

7.	Termination of License	5

8.	Indemnity	5

9.	Limitation of Liability	5

10.	Assignment	5

11.	Confidentiality	6

12.	Further Assurances	6

13.	No Waiver	6

14.	Severability	6

15.	Entire agreement	6

16.	Jurisdiction and Governing Law	6

17.	Counterparts	6

18.	Notices	7

SCHEDULE 1		9

License Fee		9

SCHEDULE 2		10

Contact Details for Notices		10

Master License Agreement

Date:  19 July                                                                                      2005

Parties

1. PureDepth Limited (“Licensor”)

2. PureDepth, Inc. (“Licensee”)

Background

The Licensor wishes to grant an exclusive license to the Licensee to use the Intellectual Property on the terms and conditions set out in this Agreement.

Terms and Conditions

1.       Definitions and Construction

1.1        Defined Terms.

In this Agreement, unless the context requires otherwise:

“Business” means the business of the Licensor, including the development, marketing, licensing, distribution and sale of certain multi-layered screen technology and all associated products and services including any software and hardware used or developed in connection with such technology.

“Business Day” means any day of the week other than Saturday, Sunday and any statutory holiday in either Auckland, New Zealand or Santa Clara, California.

“Confidential Information” means, in respect of any party to this Agreement (the “first party”), any and all proprietary information owned by or which is in the possession or under the control of the other party to this Agreement (the “other party”) and which is not in the public domain (or otherwise known to the other party without any breach of an obligation of confidence owed to the first party) including, but not limited to, ideas, records, price lists, technical and marketing data, know-how, trade secrets, strategies, designs or policies of or relating to the first party and which have been or may be disclosed to the other party.

“Effective Date” mean 20 July 2005.

“Intellectual Property” means any and all intellectual property rights and interests (including common law rights and interests) owned or held by the Licensor in New Zealand and internationally in connection with the Business, including:

a.
all or any formulae, methods, plans, data, drawings, specifications, characteristics, equipment designs, inventions, discoveries, improvements, know-how, experience, trade secrets, Confidential Information or other information (of a confidential nature or otherwise) used in, or developed for and/or in connection with the Business by past and present employees or contractors of the Licensor;

b.
trade marks, designs, patents and service marks (in each case, whether registered or unregistered), applications for any of the foregoing and the rights to apply for them anywhere in the world, copyrights, trade names (including the name “PureDepth”), symbols and logos;

c.	all rights and interests of the Licensor under any license agreements;

d.	all rights and interests of the Licensor under any non-disclosure agreements;

e.	all rights and interests of the Licensor under any memoranda of understanding;

f.
all rights and interests of the Licenser in relation to any claims or legal proceedings in connection with the registration or protection of the Intellectual Property or any part of it which have arisen prior to the Effective Date; and

g.	any and all other intellectual property developed by the Licenser, or its employees or contractors (acting in their capacity as such) in connection with the Business.

“Intellectual Property Improvements” has the meaning given to that term in clause 6.1.

“License” has the meaning given to that term in clause 2.1.

“License Fee” means the fee described in Schedule 1 payable annually by the Licensee to the Licenser in arrears in accordance with clause 4.1, as such fee may be modified from time to time by written agreement of the Licensee and the Licenser, in accordance with clause 4.4.

“License Fee Invoice” has the meaning given to that term in clause 4.2.

“Penalty” means, in relation to any cancellation or termination of, or withdrawal from, the License by the Licensee during the six month period commencing on the Effective Date, 1.5 times the pro rata portion of the first annual installment of the License Fee payable by the Licensee for the period between the date of such cancellation, termination or withdrawal and the first anniversary of the Effective Date.

“Purpose” means arranging the manufacture and distribution in the Territory of multi-layered screen technology incorporating the Intellectual Property and, subject to the approval of the Licensor, granting non-exclusive sub-licenses to entities in the Territory for the marketing and distribution by such entities of mufti-layered screen technology incorporating the Intellectual Property.

“Revenue Fee” means a fee representing a percentage of the net profits of the Licensee arising directly from the use, development or other exploitation of the intellectual Property, to be negotiated by the Licenser and the Licensee subsequent to the date of this Agreement and to be payable by the Licenser to the Licensee in accordance with clause 4.1 b.

“Term” means the period from the Effective Date until the date this agreement is terminated in accordance with clause 7.

“Territory” means the world.

1.2        Construction

In the construction of this Agreement, unless the context requires otherwise:

a.	a reference to a clause is to a clause in this Agreement;

b.	a reference to any document, including this Agreement, includes a reference to that document as amended or replaced from time to time;

c.	a reference to “including” or “includes” means “including without limitation”;

d.	headings appear as a matter of convenience and do not affect the construction of this Agreement;

e.	a reference to a prohibition against doing anything includes a reference to not permitting, suffering or causing that thing to be done;

f.	where a word or expression is defined in this Agreement, other parts of speech and grammatical forms of that word or expression have corresponding meanings;

g.	the singular Includes the plural and vice versa, and words importing one gender include the other genders;

h.	a reference to a party to this Agreement includes that party’s successors and permitted assigns;

i.	a reference to a person includes a corporation sole and also a body of persons, whether corporate or unincorporated;

j.	for the avoidance of doubt, any defined term shall have the same meaning throughout this Agreement;

k.
a reference to an enactment or statutory regulation is a reference to that enactment or regulation as amended, or to any enactment or regulation that has been substituted for that enactment or regulation; and

l.	a reference to a time or date is to such time or date in Auckland, New Zealand.

2.       Grant of License

2.1
 In consideration for payment by the Licensee to the Licensor of the License Pee in accordance with clause 4, and subject to clause 2.3, the Licensor hereby grants the Licensee an exclusive right to use the Intellectual Property (and, in accordance with clause 6.2, any Intellectual Property Improvements) for the Purpose in the Territory for the Term (the “License”).

2.2	Subject to termination of the license in accordance with clause 7, the License will be for a perpetual term.

2.3
The rights granted to the Licensee under the License are personal to the Licensee who shall not be permitted to transfer or assign any such rights without the express prior written consent of the Licensor, provided however, that the Licensee is expressly permitted to grant non-exclusive sub-licenses to any wholly-owned subsidiary of the Licensee to use certain aspects of the Intellectual Property.

3.       Commencement of License

3.1	The License will commence on the Effective Date.

4.       Payment of License Fee and Revenue Fee

4.1	In consideration for the grant of the License by the Licensor and subject to the rest of this clause 4, the Licensee will pay to the Licensor:

a.	the License Fee plus GST (if any) annually in arrears on each anniversary of the Effective Date or, if any such day is not a Business Day, on the next succeeding Business Day; and

b.
in any year (the first such year commencing on the Effective Date) in which the Licensee makes a net profit arising directly from the use, development or other exploitation of the Intellectual Property, the Revenue Fee, which will represent a percentage of such net profit, such percentage, the payment dates for such Revenue Fee and the precise meaning of “net profit” to be negotiated on an annual basis in good faith between the Licensor and the Licensee subsequent to the date of this Agreement.

4.2
The Licensor will deliver the Licensee an invoice (the “License Fee Invoice”) for each annual installment of the License Fee. The Licensor will deliver the initial License Fee Invoice for the initial installment of the License Fee on the first anniversary of the Effective Date and will deliver a License Fee Invoice for each subsequent installment of the License Fee on each subsequent anniversary of the Effective Date or, if any such day is not a Business Day, on the next succeeding Business Day.

4.3
The amount of the License Fee payable by the Licensee to the Licensor as set out in any License Fee Invoice shall be subject to pro-rata reduction if this Agreement and the License is terminated other than on any anniversary of the Effective Date (or on the next succeeding Business Day if any such day is not a Business Day).

4.4	The Licensor and the Licensee may review the License Fee at any time during the Term and may, by written agreement, modify the amount, and/or due date for payment of, the License Fee.

5.       Covenants and Acknowledgments of the Licensee

5.1	The licensee:

a.	undertakes not to, and will not, at any time challenge or otherwise call into question the validity of any of the Intellectual Property or the Intellectual Property improvements; and

b.
undertakes not to, and will not, take any action which may prejudice or harm the Intellectual Property or the Intellectual Property Improvements or the interests of the Licensor in the Intellectual Property or the Intellectual Property Improvements.

5.2
The Licensee will give notice in writing to the Licensor immediately upon learning of any infringement or threatened infringement of the Intellectual Property or the Intellectual Property Improvements.

6.       Intellectual Properly Improvements

6.1
The Licensee acknowledges and agrees that any further developments it may make to the Intellectual Property (the “Intellectual Property Improvements”) during the term of the License will belong solely and exclusively to the Licensor, notwithstanding that such Intellectual Property Improvements (if any) are likely to be funded by, and/or created on the instructions of, the Licensee.

6.2
Any Intellectual Property Improvements made by the Licensee pursuant to the Licensee’s exercise of its rights under the License will be assigned by the Licensee to the Licensor and, if required by the Licensor, the Licensee will execute a formal assignment agreement (and any other documentation necessary to effect such assignment, including powers of attorney and deeds of assignment from inventors) and the Licensor will have the sole right to apply for any patents and/or to obtain any copyright protection in respect of any such Intellectual Property Improvements. Notwithstanding the foregoing, any such Intellectual Property Improvements shall, upon their creation, automatically form park of the Intellectual Property licensed to the Licensee pursuant to the License granted in clause 2.1.

6.3
For the avoidance of doubt, clause 6.2 constitutes a written assignment by the Licensee to the Licensor of the Licensee’s future copyright in any copyright works created during the term of the License.

7.       Termination of License

7.1
The License may be terminated by either party by written notice if the other party commits a material breach of the License and fails to remedy the breach within 20 Business Days of receipt of written notice from the other party requiring it to do so.

7.2	If:

a.
the Licensee has a person appointed in the nature of a receiver, custodian, trustee or similar official for, or a receiver, custodian, trustee or similar official takes possession of, all or substantially all of its assets, in proceedings brought by or against the Licensee and such appointment is not discharged or such possession is not terminated within sixty days or if the Licensee consents to or acquiesces in such appointment or possession; or

b.
the Licensee files a petition for relief under the insolvency, bankruptcy or similar laws of the United States of America or the State of California, or an involuntary petition for such relief is filed against the Licensee under such laws and is not dismissed or terminated within sixty days after such involuntary petition is filed; or

c.	the Licensee takes any action or causes or induces or supports any action to call into question the validity of the Intellectual Property,

then the Licensor may by notice to the Licensee immediately terminate the License.

7.3	The Licensor may terminate the License by 20 Business pays’ written notice to the Licensee for any reason whatsoever.

7.4
If the Licensee cancels, terminates or otherwise withdraws from the License at any time during the six month period commencing on the Effective Date it will, except if otherwise agreed by the parties, pay the Penalty to the Licensor within 2 Business Days of such cancellation, termination or withdrawal.

8.       Indemnity

8.1
The Licensee will indemnify and hold harmless the Licensor in respect of all liabilities, costs (including costs as between solicitor and client), losses (including economic), claims or demands arising out of or flowing from any material breach or negligent act or omission by the Licensee of the License, including any act or omission by any of the Licensee’s employees, contractors or agents.

9.       Limitation of Liability

9.1
The Licensor will not be liable to the Licensee (or any third party) for any indirect, special, incidental, consequential or exemplary damages or losses suffered by the Licensee (or any third party) arising out of the terms of the License and whether attributable to contract, tort (including negligence), equity or otherwise.

10.     Assignment

10.1	The Licensee may not assign the License without the prior written consent of the Licensor, in accordance with clause 2.3.

11.     Confidentiality

11.1	Neither party may disclose the provisions of this Agreement or any Confidential Information of the other party, except;

a.	after obtaining the written consent of the other party; or

b.
as required by applicable law or a stock exchange or any court or government agency after submitting the information intended to be released for prior approval of the other party prior to such release, such prior approval not to be unreasonably withheld; or

c.	as required in connection with the enforcement of this Agreement,

provided in all cases that each party must use its reasonable endeavors to ensure that all permitted disclosures are kept confidential by the party to whom the disclosure is made.

12.     Further Assurances

12.1
The Licensee and the Licensor will do all things and execute all documents necessary to obtain the full benefit of this Agreement in accordance with its true intent including all things necessary to give effect to the grant of the License under this Agreement.

13.     No Waiver

13.1
No delay, failure or forbearance on the part of any party to exercise any power or right under this Agreement will operate as a waiver of such power or right. A waiver of any breach of any provision of this Agreement will not be effective unless that waiver is in writing and is signed by the party against whom that waiver is claimed. A waiver of any breach will not be, or be deemed to be, a waiver of any other or subsequent breach.

14.     Severability

14.1
If a provision of this Agreement, or a right or remedy of any party under this Agreement is invalid or unenforceable, the parties agree it shall be read down or severed to the extent of the invalidity or unenforceability.

15.    Entire agreement

15.1	This Agreement records all matters relating to the License and shall supersede all previous arrangements whether oral, written or both relating to the License.

16.     Jurisdiction and Governing Law

16.1	This Agreement is governed by the laws of New Zealand and is subject to the non-exclusive jurisdiction of the courts of New Zealand.

17.     Counterparts

17.1
This Agreement may be executed in counterparts, all of which together will constitute one and the same instrument. Either party may execute this Agreement by signing any such counterpart. Any such counterpart may be provided to the other party by facsimile transmission, with the intent that receipt by a party of a facsimile of any executed copy will be as binding and effective as receipt of the original.

18.     Notices

18.1
Any notice produced under this agreement shall be in writing addressed to the other party according to the details designated by such other party in writing. Until any other designation is given, the contact details of each party are as set out in Schedule 2.

18.2	Delivery may be effected by hand, fastpost or airmail (with the postage prepaid), facsimile or email.

18.3	Any notice given under this Agreement shall be deemed to have been received;

a.	at the time of delivery, if delivered by hand;

b.	on the fifth Business Day after the date of mailing, if sent by fastpost or airmail with the postage prepaid;

c.
on the day on which the transmission is sent, if sent by facsimile, provided that in any dispute between any of the parties over the fact of transmission, production by the sender of a confirmation of clear transmission shall be conclusive evidence of transmission and shall bind the parties accordingly; and

d.	in the case of an email, upon the earlier of,

i.	receipt by the sending party of confirmation of successful delivery; or

ii.	2 Business Days after despatch, provided that the sending party does not receive any indication of failure or delay of delivery within 2 Business Days after despatch.

18.4	For the purposes of this clause 18, “despatch” occurs when the relevant email first leaves the sending party’s network for delivery to the receiving party’s network.

Signed by PureDepth Limited:

Director’s signature

Director’s full name

Signed by PureDepth, Inc.:

By: Fred Angelopoules

SCHEDULE 1

LICENSE FEE

$100,000 per annum.

SCHEDULE 2

Contact Details for Notices

1.     PureDepth Limited

  Address:     Unit H, Morrin Court 24
Morrin Road
Panmure
P O Box 22 113
Otahuhu
Auckland

 Telephone:   (09) 574 5134

 Facsimile:    (09) 574 5136

 Attention:    Kristin Bowman

 Email:           kristin.bowman@puredepth.com

2.     PureDepth, Inc.

 Address:      303 Twin Dolphin Drive
Redwood City
CA 94065
U.S.A.

 Telephone:   +1 650 575 3420

 Facsimile:    +1 650 632 4439

 Attention:    Fred Angelopoulos
                 Email:           fredtangel@yahoo.com